Exhibit 10.2
MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement") is made and entered into as of 5/29/2020 by and between Castle Biosciences, Inc., a Delaware corporation located at 820 S Friendswood Dr., Suite 201 , Friendswood, TX 77546 (herein referred to as "Castle"), and Genomic Path LLC, ________________________ (herein referred to as "Consultant").

RECITALS

WHEREAS, Federico A. Monzon, M.D. (herein referred to as the “Employee”), the owner of Genomic Path LLC, and Castle have entered into an Employment Separation Agreement dated May 29, 2020 (herein referred to as the “Separation Agreement”), pursuant to which Employee’s employment with Castle will end effective May 31, 2020;

WHEREAS, Consultant provides services as a clinical consultant/medical director; and,

WHEREAS, Castle wishes to utilize the expertise of Consultant to perform certain services for Castle, and Consultant desires, pursuant to the terms and conditions set forth herein and defined in Exhibit A, to provide such services. Services may be performed remotely as allowed by regulations and statutes.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Castle hereby agree as follows.

AGREEMENT

1.Services. Consultant will perform certain services for Castle from time to time as described in Exhibit A attached hereto (the “Services”). Castle may, from time to time, engage Consultant in specific projects for which an amended Scope of Work and associated payment terms are required. Such projects will be subject to the terms of this agreement except as further defined in a specific Scope of Work to be appended hereto as Exhibit B, Exhibit C, and so forth.

2.Compensation & Payment.

a.Rate: During the Consulting Period, Consultant will be compensated at the rate specified in Exhibit A.

b.Payment timing: Consultant will invoice Castle for Services as outlined in Exhibit A monthly. Castle agrees to pay all invoices within thirty (30) days after the receipt of invoice for the Services. Castle’s obligation to pay for Services rendered prior to termination of the Agreement shall survive termination of this Agreement.

c.Stock options: Employee’s employment will terminate in accordance with the Separation Agreement and as of the last date of employment will have stock options that have not yet vested. While this Agreement is in effect (a) unvested options will continue to vest per terms of the option grant and (b) the options will remain exercisable pursuant to the terms of the 2008, 2018 and 2019 Stock Option Plans (as defined below).

For clarity, this Agreement does not modify any of the terms or conditions of any stock option agreement previously awarded to Employee when in the employ of Castle. Accordingly, for the options previously granted to Employee under the Castle Biosciences, Inc. 2008 Stock Plan (the “2008 Plan”), the Castle Biosciences, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and the Castle Biosciences, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and in accordance with the terms of such plans and the related award agreements, the options, to the extent not already vested and notwithstanding any other terms or conditions to the contrary included in such award agreements or plans, shall continue to vest in accordance with their original vesting schedules unless Employee ceases to be a Service Provider (as defined in and with respect to options granted under the 2008 Plan) or otherwise has a termination of Continuous Service (as defined
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

in and with respect to options granted under the 2018 Plan and the 2019 Plan). For the avoidance of doubt, Castle and Consultant agree that immediately upon commencement of the Services and during the Consulting Period (as defined below), Employee is deemed to continue, uninterrupted, to be a Service Provider (as that term is used in the 2008 Plan) and is deemed to continue, uninterrupted, to provide Continuous Service (as that term is used in the 2018 Plan and the 2019 Plan). Castle and Consultant also agree that the immediate transition from the role of employee to consultant contemplated as part of the Separation Agreement and this Agreement does not represent a termination of relationship as a Service Provider (with respect to the 2008 Plan) and does not represent a termination of Continuous Service (with respect the 2018 Plan and the 2019 Plan) given the immediate commencement of the Consulting Services upon termination of employment.

Unless terminated earlier in accordance with this Agreement or renewed in accordance with this Agreement, the Services shall terminate automatically on May 31, 2021. If, prior to the scheduled termination date or other termination of the Services, the Agreement is terminated by either party for any reason, the Services shall automatically terminate on the applicable date of the event. Upon termination of the Services, Employee shall cease to be a Service Provider under the 2008 Plan and Employee’s Continuous Service shall terminate under the 2018 Plan and 2019 Plan and, accordingly, all unvested options as of that date will be forfeited, in accordance with the terms and conditions applicable to such options.

3.Term and Termination.

a.This Agreement shall remain in effect, unless earlier terminated in accordance with the provisions of this Agreement, for an initial period of one (1) year until May 31, 2021 (“Consulting Period”). Thereafter, it may be renewed for consecutive one (1) year periods by mutual written agreement, and any such renewal periods shall become part of the Consulting Period.

b.Notwithstanding the foregoing, this Agreement may be terminated:

i.by Consultant for any reason by providing thirty (30) days’ prior written notice to Castle;

ii.automatically upon the occurrence of any event bankruptcy, insolvency or liquidation of any party;

iii.immediately by Castle, for any reason with or without prior written notice; or

iv.immediately by Castle with or without prior written notice in the event that Consultant (a) ceases to provide, or is unwilling or unable to provide at least 40 hours of Services to Castle on a monthly basis; (b) fails to cure any substantial failure to diligently perform the Services within thirty (30) days of Castle’s written notice specifying such failure and indicating its intention to terminate this Agreement; or (c) Employee begins a full-time employment position at diagnostics company or institution and works in a medical director or chief medical officer role that has duties similar to (1) those performed during Employee’s employment with Castle or (2) the Services.

4.Confidentiality / Disclosure / Intellectual Property – Trade Secret Improvements/ Insider Trading.

a.Consultant will treat as confidential Castle’s Confidential Information (defined below), and will take precautions equivalent to those it uses to protect its own most highly confidential information (which must be at least reasonable precautions) to ensure the continued confidentiality of such information and to prevent its unauthorized access and disclosure. Consultant agrees to return to Castle upon the expiration or termination of this Agreement or earlier request all Confidential Information acquired from Castle, except as to such information as it may be required to retain under applicable law. During the term of this Agreement and thereafter, Consultant shall not, without Castle’s prior written consent, use or disclose any Confidential Information for a purpose other than as expressly contemplated by this Agreement to carry out its obligations hereunder. Prior to disclosure of Confidential Information to any employee, consultant, advisor or any other person, Consultant shall ensure that such person is bound in writing to observe confidentiality, non-disclosure and non-use restrictions substantially equivalent with the restrictions contained in this Agreement. If Castle or Consultant are required by law to disclose all or any part of the
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

Confidential Material, each party agrees to (i) immediately notify the other of the existence, terms and circumstances surrounding such a request, (ii) consult with the other on the advisability of taking legally available steps to resist or narrow such request, and (iii) exercise its commercially reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Material required to be disclosed.

b.“Confidential Information” means all trade secrets and other non-public proprietary information of Castle of any kind whatsoever (including without limitation, know-how, data, compilations, formulae, product specifications, financial models, patent disclosures, procedures, processes, projections, forecasts, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, formulae, prototypes, patent applications, records and reports) , which is disclosed by Castle to Consultant in writing, orally or by observation. Notwithstanding the foregoing, except as to trade secrets, Confidential Information shall not include information which Consultant can establish (i) to have been publicly known prior to disclosure of such information by Castle to Consultant, (ii) to have become publicly known, without fault on the part of Consultant, subsequent to disclosure of such information by Castle to Consultant, (iii) to have been received by Consultant at any time from a source, other than Castle, rightfully having possession of and the right to disclose such information, or (iv) to have been otherwise known by Consultant as evidenced by its own written records prior to disclosure of such information by Castle to Consultant.

c.Each party shall comply with all applicable laws, rules and regulations in performing its obligations hereunder, including, without limitation, applicable state and federal physician self-referral and anti-kickback laws and regulations, as well as the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the rules promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information). The parties agree to enter into a customary HIPAA Business Associate Agreement upon entering into this Agreement.

d.Intellectual Property / Trade Secret Improvements. Consultant agrees that if in the course of performing the Services hereunder, Consultant incorporates into any Service any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Castle, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Service; and (ii) Castle is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, perform, display, make, reproduce, make derivative works, import, sell, offer for sale, license, distribute, and otherwise dispose of such invention, improvement, development, concept, discovery or other proprietary information as part of or in connection with such Work Product, with the right to license such rights to others. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Service without Castle’s prior written permission.

e.Insider Trading. Consultant acknowledges receipt of a copy of Castle’s insider trading policy and agrees to comply with such policy as may be in effect from time to time.

5.Restrictive Covenants.

a.Solicitation of Employees. Consultant agrees that for a period of three (3) years immediately following the termination of this Agreement for any reason, whether with or without cause, at the option either of Castle or Consultant, with or without notice, Consultant will not, either directly or indirectly, solicit, induce, recruit or encourage any of Castle’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of Castle, either for Consultant or for any other person or entity.

b.No Interference. Consultant agrees that during the course of this Agreement and for a period of three (3) years immediately following the termination of this Agreement for any reason, whether with or without
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

cause, at the option either of Castle or Consultant, with or without notice, Consultant will not, either directly or indirectly, interfere with Castle’s customer relationships.

c.No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations under this Agreement, or the scope of Services. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Castle from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

d.Covenant Not to Compete: Consultant agrees that during the course of this Agreement and for a period of one (1) year immediately following the termination of this Agreement for any reason, whether with or without cause, at the option either of Castle or Consultant, with or without notice, Consultant and Employee will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with Castle’s business as conducted by Castle at any time during the course of Employee’s employment and/or Consultant’s consulting relationship with Castle. The foregoing covenant shall cover Consultant’s activities in every part of the Territory, as defined herein, to the extent permitted by applicable law. “Territory” shall mean: (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), Castle maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of this Agreement.

Consultant acknowledges and agrees that Consultant’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Consultant’s obligation neither to use, except for the benefit of Castle, or to disclose Castle’s Confidential Information and Consultant’s obligations in this Section are necessary to protect Castle’s Confidential Information and to preserve Castle’s value and goodwill. Consultant further acknowledge the time, geographic and scope limitations of Consultant’s obligations under this Section are reasonable, especially in light of Castle’s desire to protect its Confidential Information, and that Consultant will not be precluded from gainful employment if Consultant is obligated not to compete with Castle during the period and within the Territory as described above.

The covenants contained in this Section shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce the covenants in this Section (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

6.Independent Contractor Relationship. Consultant’s relationship with Castle is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Castle and any of Consultant’s employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of Castle. Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Castle may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Castle will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Castle for the payment of any social security, federal, state or any other employee payroll taxes. Castle will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Castle, or any affiliate of Castle, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Castle.

7.Exclusivity. Nothing in this Agreement shall be deemed to grant Consultant any form of exclusivity, and Castle will be entitled to act independently, or to retain the services of others, for the purpose of performing the Services. Throughout the Consulting Period, Consultant retains the right to engage in employment, consulting, or other work relationships in addition to the Services for the Company, so long as such activities do not present a conflict of interest with Castle’s business, or interfere with Consultant’s continuing obligations owed to Castle. In the event that it unclear to Consultant whether a particular activity would breach this commitment, Consultant agrees to contact Castle to seek clarification prior to engaging such activity.

8.Indemnification. Each party shall indemnify and save harmless the other for, from and against all actions, liabilities, losses, damages, claims and demands whatsoever, including costs, expenses and attorneys’ fees resulting from or claimed to have resulted from any intentional or negligent acts or omissions of the other party or its employees or agents engaged in the work under this Agreement at the time of the event or occurrence upon which such actions, claims or demands are based. Castle further indemnifies Consultant against any and all claims of malpractice related to services performed under this Agreement.

9.Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings, negotiations, representations and writings relating thereto. No provision of this Agreement may be amended or modified, orally or otherwise, except by a writing signed by the party against which the modification or amendment is sought to be enforced.

10.Disclaimer of Other Relationships. This Agreement shall not create a relationship of employment, agency, partnership, or joint venture, or a license between the parties. Moreover, this Agreement shall not obligate either party to enter into any business relationship with the other party or to purchase or sell any products or services from the other party. Consultant shall not be, and shall not represent itself as being, authorized to bind Castle, as agent or otherwise.

11.Equitable Remedies. Both parties recognize and agree that Castle may suffer irreparable damage as a result Consultant’s breach of Sections 4 and 5. Consultant agrees that if Castle is injured by a breach or a threatened breach of Sections 4 and 5, Castle shall have the ability to seek the remedy of a restraining order or other appropriate equitable relief to enforce this Agreement in addition to all other remedies provided by law without the need to post a bond or prove irreparable harm.

12.Agreement to Arbitrate All Disputes. To ensure the timely and economical resolution of disputes that may arise between Consultant and Castle, both Consultant and Castle mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Consultant and Castle will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Consultant’s relationship with Castle (including but not limited to all statutory claims); or (iii) the termination of Consultant’s relationship with Castle (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH CONSULTANT AND CASTLE WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Section, whether by Consultant or Castle, must be brought solely in an individual capacity, and
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules & Procedures available upon request and also currently available at https://www.jamsadr.com/rules-comprehensive-arbitration/). Consultant and Castle both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The location of the arbitration proceeding shall take place Harris County, Texas. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Consultant or Castle would be entitled to seek in a court of law. Castle shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Consultant if the dispute were decided in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Consultant intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this Section is intended to prevent either Consultant or Castle from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13.Attorneys’ Fees. In the event any legal action or agreed upon arbitration or mediation is instituted with respect to this Agreement or any obligation arising hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, and fees and costs of accountants and expert witnesses as determined by the court, arbitrator or mediator. Except as otherwise specifically provided herein, Castle and Consultant shall each pay their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including without limitation, all fees and expenses of their own counsel, accountants and other advisers.

14.Due Authority. Each party hereto represents and warrants that it has all necessary authority, power and right necessary to enter into and bind it, its principals and employees to the terms of this Agreement.

15.No Waiver. No waiver of compliance by one party with any term or condition of this Agreement that such other party was or is obligated to comply with is effective unless in writing; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or exercise of any other right, remedy or power provided herein or by law or in equity.

16.Governing Law. The validity, performance, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (excluding its laws relating to conflicts of laws).

17.Construction. Each party hereto has had an opportunity to review and revise this Agreement, so the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

18.Severability. If any provision of this Agreement, or the application thereof to any circumstance, person or place, shall be held by a court or other tribunal of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other circumstances, persons or places shall remain in full force and effect.

19.Counterparts & Facsimile Signatures. This Agreement may be executed in counterparts, in which event all executed copies taken together or a copy with all of the signature pages attached thereto, shall constitute one and the
Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. The facsimile or electronic transmission of signatures to this Agreement shall be valid, legal and binding on all parties hereto.

20.No Assignment. Consultant agrees that it will not assign, delegate or otherwise transfer, in whole or in part, directly or indirectly whether voluntarily, involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators and permitted successors and assigns. This Agreement does not create and shall not be construed as creating any rights enforceable by any person not a party to this Agreement.

21.Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered in person (in which case notice is deemed given when received the addressee) or sent by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the second (2nd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a party may hereafter provide notice of to the other:

If to Consultant:
Genomic Path LLC
c/o Federico Monzon, M.D.
______________________
______________________
______________________
______________________

If to Castle:
Castle Biosciences, Inc
Derek Maetzold
President
______________________
______________________
______________________
______________________

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Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CASTLE BIOSCIENCES, INC.	CONSULTANT

/s/ Derek Maetzold	/s/ Federico A. Monzon
Derek Maetzold, CEO	Federico A. Monzon, M.D.
Fbo Genomic Path LLC

5/29/2020	5/29/2020
Date	Date

Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020

Exhibit A

Hourly Rate: $350.00

A.Scope of Work

All assigned projects to be agreed to, in advance, by Bernhard Spiess or Derek Maetzold

It is anticipated that agreed to projects will include:

1.Provide project specific reimbursement support.
2.Provide guideline and manuscript support.
3.Message, copy and input on medical and commercial materials, including slide decks, web copy, etc as requested for all products.
4.Laboratory support.
5.Competitive intelligence and strategic planning.

Castle will endeavor to provide Consultant at least 10 business days’ notice of adjustment for Services. Consultant will inform Castle (to the best of his ability) of upcoming periods of unavailability.

The Consultant agrees that the Services will be performed only by Federico A. Monzon, M.D.

B.Payment Terms:

Castle shall pay undisputed invoices within thirty (30) days of receipt of invoice, provided that Castle shall notify Consultant of any disputed invoices within thirty (30) days of receiving such invoice and shall pay any undisputed amounts. Provided that Castle pays undisputed amounts, Consultant shall continue to conduct Services during which time the parties shall use commercially reasonable efforts to resolve the disputed amounts. Castle’s obligation to pay for Services rendered prior to termination of the Agreement shall survive termination of this Agreement.

Any work required to be performed on site at Castle shall be billed at a minimum of 1.0 hours, with ¼ hour increments thereafter. Offsite work shall be billed in ¼ hour increments.

C.Other Terms:

For all Services, Consultant shall:
1.Only use ________________ for electronic communication inside and outside of Castle
2.Refer as Consultant Medical Director inside an outside of Castle

For personal computer use, Castle is providing an Apple Macbook Pro laptop to be used solely for Services during the Term of this Agreement. Equipment is to be returned within forty-eight (48) hours upon Termination of this Agreement.

Service Agreement – Federico A. Monzon, M.D.
Date: 5/29/2020